Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Appoints Michelle L. Collins to Board of Directors,
Announces Resignation of Director Collin E. Roche
Roche Resigns Board Seat in Conjunction with GTCR Distribution

CHICAGO, Nov. 11, 2014 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Michelle L. Collins has been appointed to its Board of Directors, effective immediately.

Additionally, Collin E. Roche, a Managing Director at GTCR, has resigned his seat on PrivateBancorp’s Board in conjunction with GTCR’s announced intent to wind down its equity investment in the Company through a distribution of shares to its funds' investors.

Roche joined the Board in 2007 as part of GTCR’s investment in the Company’s transformation strategy to become a leading commercial middle market bank in Chicago and the Midwest. During his tenure, PrivateBancorp has grown from $4.5 billion in assets in 2007 to $15.2 billion in assets as of Sept. 30, 2014.

“We are very grateful to Collin for his years of service on PrivateBancorp’s Board,” said James M. Guyette, Chairman, PrivateBancorp, Inc. “Collin has provided thoughtful leadership and insight to the Board and to management on the execution of the commercial banking strategy, and as we navigated through the worst financial crisis of our generation. We will miss his counsel and his presence, and I know I speak for all of our Board members when I wish him the very best in his future endeavors.

“At the same time, we are pleased to welcome Michelle Collins to the Board of Directors,” Guyette continued. “Michelle’s skills and expertise align very well with those of her predecessor. Her extensive background in investment banking and private equity, along with her experience in serving on other public company boards, will be a true asset to the Board as we work with management to continue to build our Company and deliver value for our shareholders.”

Collins is President of Cambium, LLC, and has nearly 30 years of experience in corporate finance and business consulting. She began her career with William Blair & Company, advancing to become a Principal Partner in the Corporate Finance Department. In 1997, she co-founded Svoboda, Collins, LLC, and was Managing Director of Svoboda Capital Partners, LLC, until 2006. Since 2007, she has served as President of Cambium, a business and advisory firm serving small and medium-sized businesses. Collins is a member of the boards of Health Care Service Corp., Integrys Energy Group, Inc., and Ulta Salon, Cosmetics & Fragrance, Inc., as well as several civic and philanthropic groups and privately held companies. She received an MBA from Harvard University and a BA in economics from Yale University.

“I am pleased to welcome Michelle to our Board of Directors,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Her depth of experience in advising businesses will be a great value as we continue to build the premier middle market bank in the Midwest and our hometown of Chicago. I also want to thank Collin for not only his service to the Board, but also his willingness to serve as an advisor to me and other members of our management team. Collin is a tremendous business leader and we are fortunate to have worked with him over the last seven years to build our bank.”

Collins will fill the remainder of Roche’s term and stand for election at PrivateBancorp’s 2015 annual meeting of shareholders.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of September 30, 2014, the Company had 34 offices in 10 states and $15.2 billion in assets. The Company’s website is www.theprivatebank.com.